                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                  DVI, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   DVI, INC.
                                 500 HYDE PARK
                         DOYLESTOWN, PENNSYLVANIA 18901
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 4, 1997
                            ------------------------

To the Stockholders of DVI, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of DVI, Inc. (the "Company") will be held at the Sutton Place Hotel in Chicago, Illinois, on Thursday, December 4, 1997, at 3:00 p.m., local time, for the following purposes:

          1. To elect six directors to constitute the Board of Directors, each to serve until the next meeting of Stockholders;

          2. To approve the DVI, Inc. 1996 Stock Option Plan and certain option grants that were made by the Board of Directors to employees and directors pursuant to the 1996 Stock Option Plan since August 28, 1996, subject to stockholder approval;

          3. To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending June 30, 1998; and

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The close of business on October 7, 1997 has been fixed as the record date for the determination of all stockholders entitled to receive notice of the Annual Meeting and to vote at such meeting or any adjournment thereof.

     Holders of a majority of the outstanding shares of the Company's Common Stock must be present either in person or by proxy in order for the meeting to be held and it is important that your stock be represented regardless of the number of shares you hold. If you do not expect to attend the meeting, or if you do plan to attend but wish to vote by proxy, please date, sign and mail promptly the enclosed proxy for which a return envelope is provided.

                                          By Order of the Board of Directors

                                          BREAUX SIGNATURE
                                          MELVIN C. BREAUX
                                          Secretary

Dated: November 11, 1997

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ADDRESSED ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                   DVI, INC.
                                 500 HYDE PARK
                         DOYLESTOWN, PENNSYLVANIA 18901
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 4, 1997
                            ------------------------

     The Board of Directors of DVI, Inc., a Delaware corporation (the "Company"), is soliciting the enclosed proxy for use at the Company's Annual Meeting of Stockholders, to be held on Thursday, December 4, 1997, at 3:00 p.m., local time, at the Sutton Place Hotel, 21 East Bellevue Place, Chicago, Illinois 60611 (the "Annual Meeting") and at any adjournment thereof. Whether or not you plan to attend the Annual Meeting, you are requested to date, sign and return the proxy to the Company as promptly as possible in the enclosed envelope. The shares of the Company's common stock, par value $.005 per share (the "Common Stock"), represented by proxies will be voted in accordance with the Board of Directors' recommendations unless the proxy indicates otherwise. Any stockholder giving a proxy may revoke it at any time prior to its use by filing with the Secretary of the Company a written revocation or a proxy bearing a later date, or by voting in person at the Annual Meeting.

     The close of business on October 7, 1997 has been fixed as the record date (the "Record Date") for the determination of the stockholders entitled to receive notice of and to vote at the Annual Meeting. At such date, the Company had outstanding 10,548,748 shares of Common Stock. Each holder of Common Stock on the record date will be entitled to one vote for each share registered in such stockholder's name on each of the matters to come before the meeting. A majority of the outstanding shares of Common Stock will constitute a quorum. A list of stockholders entitled to vote will be available for examination by interested stockholders at the corporate headquarters of the Company, office of the Secretary, 500 Hyde Park, Doylestown, Pennsylvania 18901 during ordinary business hours from October 7, 1997 to the date of the meeting.

     If a stockholder furnishes a proxy but directs the proxy holder to abstain from voting some or all of the shares covered by the proxy on a proposal described in this Proxy Statement, that abstention will have the same effect as voting those shares against the proposal. If shares registered in the name of a broker or other "street name" nominee are voted only as to certain matters before the Annual Meeting and not as to others, because the beneficial owner has not provided voting instructions or the broker has failed to exercise discretionary voting power (commonly referred to as "broker non-votes"), that will have the same effect as voting those shares against the proposal as to which the broker does not vote. The Company expects that under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers will have the authority to vote on all the proposals described in this Proxy Statement if they do not receive instructions from the beneficial owners of those shares. Shares that are the subject of abstentions and broker non-votes are required to be counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

     The approximate date on which this Proxy Statement and form of proxy is first being sent or given to the Company's stockholders is November 12, 1997.

     The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1997 accompanies this Proxy Statement. The Annual Report shall not be deemed to be soliciting material or, except as set forth under the heading "Annual Report to Stockholders," incorporated in this Proxy Statement by reference. Brokerage houses, custodians, nominees and others may obtain additional copies of the Annual Report or this Proxy Statement by request to the Company.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Six Directors are to be elected at the Annual Meeting of Stockholders to serve one-year terms until the 1998 Annual Meeting of Stockholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy. All of the nominees are currently directors of the Company and were elected Directors at the 1996 Annual Meeting of Stockholders. The Board of Directors is informed that all the nominees are willing to serve as Directors, but if any of them should decline to serve or become unavailable for election as a Director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors accordingly.

     Directors shall be elected by a majority of the votes cast, in person or by proxy, at the Annual Meeting.

                             THE BOARD OF DIRECTORS

     The following table sets forth information concerning the Company's nominees for Director:

                    NAME:                   AGE:                   POSITION:
    --------------------------------------  ----     --------------------------------------
    Gerald L. Cohn........................   69      Director since 1986
    John E. McHugh........................   69      Director since 1990
    Michael A. O'Hanlon...................   50      Chief Executive Officer since 1995 and
                                                     Director since 1993
    Nathan Shapiro........................   61      Director since 1995
    William S. Goldberg...................   41      Director since 1995
    Harry T.J. Roberts....................   63      Director since 1996

     Mr. Cohn is a Director of the Company and has served in that capacity since 1986. Mr. Cohn is a private investor and consultant. Mr. Cohn presently serves as a director of Niagara Steel Corporation and Diametrics Medical Corporation. In addition to his responsibilities as a Director, Mr. Cohn also is an employee of the Company and serves on the Company's senior credit committee. Mr. Cohn is the father of Cynthia J. Cohn, a Company Vice President.

     Mr. McHugh is a Director of the Company and has served in that capacity since 1990. Mr. McHugh was formerly the President of, and now serves in a marketing and public relations capacity with, James McHugh Construction Company, a firm he has been associated with since 1954.

     Mr. O'Hanlon is the Company's Chief Executive Officer since November 1995 and the Company's President since September 1994. Mr. O'Hanlon became a Director in November 1993. From the time Mr. O'Hanlon joined the Company in March 1993 until September 1994 he served as Executive Vice President of the Company. Before joining the Company he served for nine years as President and Chief Executive Officer of Concord Leasing, Inc. ("Concord Leasing"), a major source of medical, aircraft, ship and industrial equipment financing. Previously, Mr. O'Hanlon was a senior executive with Pitney Bowes Credit Corporation.

     Mr. Shapiro is a Director of the Company and has served in that capacity since 1995. Mr. Shapiro is a founder and President of SF Investments, Inc., a registered broker/dealer in business since 1972. Since 1979 he has been a director of Baldwin & Lyons, Inc., a publicly traded property and casualty insurance company. Mr. Shapiro is also the Chairman of the Investment Committee of Baldwin & Lyons, Inc. He is a trustee for CT&T Funds, a family of mutual funds sponsored by Chicago Title and Trust Company. Mr. Shapiro is also a director of Amli Realty Co.

     Mr. Goldberg is a Director of the Company and has served in that capacity since 1995. Mr. Goldberg is currently Managing Director of GKH Partners, L.P., a private equity investment and venture capital partnership with which he has been involved since 1988. Mr. Goldberg is current or former director and/or executive officer of several public and privately-owned companies controlled by GKH Partners, L.P.

     Mr. Roberts is a Director of the Company and has served in that capacity since 1996. In addition to his responsibilities as a Director, Mr. Roberts also is an employee of the Company. Mr. Roberts is President of Nakebro, Boston, a privately-owned property group and since 1995 has been a director of Calmar Inc., Los Angeles, the largest manufacturer of non-aerosol plastic dispensing systems in the world. Prior to these posts, Mr. Roberts held senior positions in international banking for thirty-five years. Since 1978 he has worked in the United States as General Manager of Midland International Bank, London and Svenska Handelsbanken, Stockholm. Mr. Roberts is a Fellow of the Chartered Institute of Bankers.

COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended June 30, 1997, the Company paid $2,500 to non-employee directors for each meeting attended in person. During the fiscal year ended June 30, 1997, the Board of Directors met a total of four times.

     With the exception of one meeting which was attended by only five of the incumbent directors, each of the incumbent directors attended all meetings of the Board and committees of which he was a member held during the period he served on the Board or such committee.

     The Board of Directors has a standing Audit Committee and a Compensation Committee. The Board has no nominating committee.

     The Audit Committee consists of Messrs. Cohn, McHugh and Roberts and makes recommendations concerning the engagement of the Company's independent auditors, consults with the independent auditors concerning the audit plan and thereafter concerning the auditor's report and management letter. During the fiscal year ended June 30, 1997, the Audit Committee met one time.

     The Compensation Committee consists of Messrs. Cohn, Goldberg, McHugh and Roberts and met one time as a separate committee during the fiscal year ended June 30, 1997 and also met in the normal course of each of the four Board of Directors' meetings. The Compensation Committee reviews the annual compensation rates of the officers and key employees of the Company, administers the Company's compensation plans and makes recommendations in connection with such plans.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a Director of the Company for monetary damages for breach of fiduciary duty of care as a Director. Liability is not eliminated for (i) any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the Director derived an improper personal benefit.

COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16 OF THE EXCHANGE ACT

     Under Section 16(a) of the Exchange Act, the Company's Directors, executive officers and any persons holding 10% or more of the Company's Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such report. Specific due dates for these reports have been established and the Company is required to report in this report any failure to file on a timely basis by such persons. Based solely upon a review of copies filed with the SEC during the fiscal year ended June 30, 1997, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Cohn, Goldberg, McHugh and Roberts. No Directors other than those currently serving on the Board of Directors served as members of the Compensation Committee during the last completed fiscal year. No member of that Committee, other than Messrs. Cohn and Roberts, was an officer or employee of the Company or any of its subsidiaries during the year. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years 1997, 1996 and 1995 of (i) the Company's Chief Executive Officer and (ii) the four most highly compensated executive officers who were serving as executive officers at the end of the 1997 fiscal year.

                                                                            LONG-TERM COMPENSATION
                                               ANNUAL COMPENSATION                  AWARDS
                                              ---------------------    ---------------------------------
    NAME AND PRINCIPAL POSITION      YEAR     SALARY(1)     BONUS      STOCK OPTIONS AND GRANTS (SHARES)
-----------------------------------  ----     ---------    --------    ---------------------------------
Michael A. O'Hanlon................  1997     $301,154     $50,000            30,000
President, Chief Executive           1996     $279,808       -0-                -0-
Officer and Director                 1995     $228,654       -0-              132,000
Steven R. Garfinkel................  1997     $201,924     $25,000            15,000
Executive Vice President and         1996(1)  $134,615       -0-              25,000
Chief Financial Officer              1995        -0-         -0-                -0-
Richard E. Miller..................  1997     $190,890       -0-              15,000
Executive Vice President             1996     $267,198       -0-              10,000
                                     1995     $256,247       -0-                -0-
Anthony J. Turek...................  1997     $170,654     $12,000            15,000
Executive Vice President             1996     $159,038     $35,000            10,000
                                     1995     $142,621       -0-                -0-
Alan J. Velotta....................  1997     $146,750     $50,000            25,000
Vice President                       1996     $120,385     $50,000            25,000
                                     1995     $110,846     $40,000              -0-

---------------
(1) Mr. Garfinkel became an employee of the Company in September 1995.

                       OPTION GRANTS IN 1997 FISCAL YEAR

     During the 1997 fiscal year, options to purchase 100,000 shares of Common Stock were granted to the executive officers listed in the Summary Compensation Table (contingent upon stockholder approval of the 1996 Stock Option Plan at the Annual Meeting).

                     AGGREGATE OPTION EXERCISES IN THE LAST
               FISCAL YEAR END AND FISCAL-YEAR-END-OPTION-VALUES

     The following table sets forth further information for the executive officers listed in the Summary Compensation Table with respect to previously granted options.

                                                                  NUMBER OF SECURITIES
                             SHARES                                    UNDERLYING                  VALUE OF UNEXERCISED
                           ACQUIRED ON          VALUE            UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
          NAME           EXERCISE (#)(1)   REALIZED ($)(1)        FISCAL YEAR-END (#)             FISCAL YEAR-END ($)(2)
------------------------ ---------------   ---------------   ------------------------------    -----------------------------
                                                             EXERCISABLE      UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
                                                             -----------      -------------    -----------     -------------
Michael A. O'Hanlon.....       -0-               N/A            68,250            51,750        $  447,844       $ 140,281
Steven R. Garfinkel.....       -0-               N/A             8,333            31,667        $   34,374       $  68,751
Richard E. Miller.......       -0-               N/A            73,333            21,667        $  380,833       $   9,167
Anthony J. Turek........       -0-               N/A            62,583            27,417        $  565,797       $  51,698
Alan J. Velotta.........       -0-               N/A            15,833            44,167        $   51,770       $  36,355

---------------
(1) During the 1997 fiscal year, no stock options were exercised by the executive officers listed in the Summary Compensation Table.

(2) Represents the difference between the closing price of the Company's Common Stock on June 30, 1997 and the exercise price of the options.

EMPLOYMENT AGREEMENTS AND INCENTIVE COMPENSATION

     The Company has not entered into any employment agreements with any of its employees or executive officers and, other than the Company's 1996 Stock Option Plan, which is subject to stockholder approval and is described under Proposal 2 of this Proxy Statement, and the DVI, Inc. 1995 Stock Bonus Plan (the "Stock Bonus Plan") described below, has no long-term incentive compensation plan. The Company, however, does provide short-term incentive compensation to certain executive officers through the award of quarterly and/or annual bonuses based upon certain agreed-upon performance criteria.

     THE STOCK BONUS PLAN. Pursuant to the Stock Bonus Plan, the Company has agreed, subject to the discretion of the Compensation Committee, to issue, from time to time an aggregate of not more than 200,000 shares of Common Stock of the Company to certain of its employees if the last sale price of the Company's Common Stock is $16.00 per share or higher for 30 consecutive calendar days at any time before December 31, 2000. The employee must have been employed by the Company during such 30 day period to be eligible to receive shares of Common Stock. The Company also has agreed that, if, at any time prior to December 31, 1998, there is an event or series of events that constitutes a sale of the Company and the consideration to be received per share of Common Stock is $13.00 or more, the Company will issue all 200,000 shares pursuant to the Stock Bonus Plan.

     SEVERANCE AGREEMENT. On November 20, 1995 the Company entered into a Severance Agreement (the "Severance Agreement") with David L. Higgins, the Company's former Chairman and Chief Executive Officer, pursuant to which Mr. Higgins agreed to continue to perform certain consulting and other services for the Company through December 1, 1997 (the "Termination Date"). Pursuant to the Severance Agreement the Company agreed (i) to pay Mr. Higgins an aggregate of $275,000 through the Termination Date, in installments consistent with the Company's regular payroll schedule; (ii) to provide Mr. Higgins, at the Company's sole expense, with healthcare and life insurance benefits consistent with those provided to the Company's executive officers; and (iii) to reimburse Mr. Higgins for certain expenses incurred by him while performing services for the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     This report of the Compensation Committee shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     A publicly held corporation may not, subject to limited exceptions, deduct for federal income tax purposes certain compensation paid to certain executives in excess of $1 million in any taxable year (the "Deduction Limitation"). It is not expected that compensation to executives of the Company will exceed the Deduction Limitation in the foreseeable future, and, therefore, the Company generally has not attempted to qualify any of its compensation plans, programs and arrangements for any of the exceptions to the Deduction Limitation.

OVERVIEW AND PHILOSOPHY

     Messrs. Cohn, Goldberg, McHugh and Roberts sitting as the Compensation Committee (the "Committee") are responsible for developing the Company's executive compensation policies. The Committee determines the compensation to be paid to the Chief Executive Officer and each of the other executives of the Company. The Committee is responsible for setting and administering the policies which govern annual compensation, the Stock Option Plan, and determination of bonuses for executives.

     There are three elements in the Company's executive compensation program:

     - Base salary compensation.

     - Short-term incentive compensation (bonuses).

     - Long-term incentive compensation (stock options).

     In designing its compensation programs, the Company believes that executive compensation should reflect the value created for stockholders and support the Company's strategic goals. Specifically, the objectives of the program are as follows:

     - Attract and retain key executives important to the long-term success of the Company.

     - Provide incentives for performance with respect to the goals established for each executive by management.

     - Provide incentives for performance with respect to the Company's goals.

     - Align the executive's interests with those of the Company's stockholders through participation in stock-based plans.

     - Reward individuals for outstanding contributions to the Company's success.

     The executive compensation program provides an overall level of compensation opportunity that is competitive within the medical equipment finance industry. Actual compensation levels may be greater or less than average competitive levels in other companies based upon annual and long-term Company performance as well as individual performance.

                     EXECUTIVE OFFICER COMPENSATION PROGRAM

BASE SALARY AND SHORT-TERM INCENTIVE COMPENSATION

     The Company's general approach to base salary and short-term incentive compensation is to pay salaries which when combined with bonuses are competitive with the salaries and bonuses paid to executives of other companies in the medical equipment finance industry based upon the individual's experience and past and potential contribution to the Company. As described in the Company's Proxy Statement, the base salary for the Company's executive officers for fiscal year 1997 reflects levels deemed by the Company to have been appropriate in view of the prior and expected contribution of the executives to the Company's development. The Company believes that a significant part of the overall compensation paid to executives should consist of bonuses paid annually or quarterly based on the ability of the executive to achieve specified Company, departmental and individual goals.

STOCK OPTION PLAN

     The Board of Directors and the Committee believe that stock ownership is a significant incentive in building stockholder wealth and aligning the interest of employees and stockholders. Stock options will only have value if the Company's stock price increases. In addition, the Company's stock options utilize vesting periods to encourage key employees to continue in the employ of the Company. The Stock Option Plan authorizes the Committee to award key employees stock options at exercise prices, vesting schedules and with terms established by the Committee.

                                          Compensation Committee
                                            Gerald L. Cohn
                                            William S. Goldberg
                                            John E. McHugh
                                            Harry T.J. Roberts
November 10, 1997

PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing the Company's total stockholder return on Common Stock with the S&P 500 Index, and a Peer Group Index, weighted by market equity capitalization, as of the market close on June 30, 1992 through the end of the fiscal year ended June 30, 1997. The Peer Group consists of publicly traded specialty finance companies, selected by the Company in good faith. The companies selected are the Beneficial Corp., Finova Group Inc., Household International Inc., Comdisco Inc. and Green Tree Financial

Corp. Cumulative total returns are calculated assuming that $100 was invested on June 29, 1992 in each of the Common Stock, the S&P 500 Index and the Peer Group Index, and that all dividends were reinvested.

                               PERFORMANCE CHART

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)             DVI, INC.          S & P 500       PEER GROUP INDEX
1992                                     100.00              100.00              100.00
1993                                      60.02              110.94              110.82
1994                                     101.28              109.75              120.53
1995                                     125.27              135.02              179.17
1996                                     167.91              166.22              221.09
1997                                     157.25              219.39              339.70

                DATA PERIOD: JUNE 30, 1992 THROUGH JUNE 30, 1997

                              CERTAIN TRANSACTIONS

     EMPLOYMENT ARRANGEMENTS. Gerald L. Cohn and Harry T.J. Roberts, who are directors of the Company, also act as employees and advisors to the Company. During the Company's 1997 fiscal year Messrs. Cohn and Roberts were paid $95,523 and $120,000, respectively for the provision of such services.

     FACILITIES LEASE. The Company's principal executive offices located in Doylestown, Pennsylvania are leased from Mr. Walter S. Smerconish, who is the step-son of one of the directors of the Company. During the 1997 fiscal year the Company paid rent of approximately $242,510 to Mr. Smerconish.

     DIAGNOSTIC IMAGING SERVICES, INC. The Company owns approximately 4.5 million shares of convertible preferred stock (Series F and Series G) of Diagnostic Imaging Services, Inc. ("DIS"), a Company that operates diagnostic imaging equipment. The DIS preferred stock has an aggregate liquidation preference of approximately $4.5 million, is redeemable at the option of DIS for approximately $4.5 million plus accrued dividends, and is convertible into common stock of DIS at $2.42 per share for the Series F convertible preferred stock and $1.00 per share for the Series G convertible preferred stock. In addition, the majority shareholder of DIS has the right to repurchase the DIS convertible preferred stock for approximately $4.5 million plus accrued dividends through September 2001. DIS is a customer of the Company.

     MEDICAL EQUIPMENT FINANCE CORP. In January 1993, the Company acquired all of the outstanding shares of common stock of Medical Equipment Finance Corp. ("MEF Corp.") from MEFC Partners L.P., a Delaware limited partnership ("MEFC Partners"). Under the terms of the original purchase agreement, the purchase price was payable before October 15, 1998 in cash or Common Stock of the Company, as elected by the Company. The Company and the former shareholders of MEF Corp. agreed in June 1995 to set the purchase price of MEF Corp. at 400,000 shares of Common Stock (the "MEFC Shares"). Michael A. O'Hanlon (President, Chief Executive Officer and a Director of the Company), Dominic A. Guglielmi (formerly employed by the Company as a Vice President) and Mark H. Idzerda (an employee of DVI Financial Services) are general partners of MEFC Partners and are entitled to receive 132,000, 88,000 and 80,000 of the MEFC Shares, respectively. The remaining 100,000 MEFC Shares are to be distributed among approximately 12 other individuals. In addition, the MEFC Partners have been granted certain registration rights with respect to the MEFC Shares.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information regarding beneficial ownership of shares of Common Stock as of October 7, 1997 by each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, each director, each of the officers named in the Summary Compensation Table and all current officers and directors as a group. Persons named in the following table have sole voting and investment powers with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and other information contained in the footnotes to the table. Information with respect to beneficial ownership is based upon the Company's Common Stock records and data supplied to the Company by its stockholders.

                                              AMOUNT
                                                AND
                                              NATURE
                                                OF
                                              BENEFICIAL
     NAME AND ADDRESS OF BENEFICIAL OWNER     OWNERSHIP                                 PERCENT OF CLASS
-----------------------------------------------------                                   ----------------
Gerald L. Cohn***............................. 415,471(1)(2)(3)                                3.9%
Steven R. Garfinkel***........................ 23,866 (4)                                        *
William S. Goldberg***........................ --                                               --
John E. McHugh***............................. 50,400 (1)                                        *
Richard E. Miller**........................... 83,800 (5)(6)                                     *
Michael A. O'Hanlon***........................ 94,755 (7)(8)(9)                                  *
Harry T. J. Roberts***........................ 2,000                                             *
Nathan Shapiro***............................. 57,200                                            *
Anthony J. Turek**............................ 94,666 (10)                                       *
Alan J. Velotta***............................ 32,949 (11)                                       *
Ronald Baron****.............................. 2,416,950(12)                                  22.9%
CIBC Trust Company (Bahamas) Limited*****..... 2,200,720(13)(14)                              19.5%
All directors & officers as a group (13
  persons).................................... 976,071(1)(2)(3)(4)(5)(7)                       8.9%(15)
                                                     (10)(11)(12)(15)

---------------
*      Less than 1%

**     4041 MacArthur Boulevard, Suite 401, Newport Beach, California 92660

***   500 Hyde Park, Doylestown, Pennsylvania 18901

****  767 Fifth Avenue, New York, New York 10153

***** P.O. Box N-3933, Nassau, Bahamas

 (1) Includes 20,000 shares of Common Stock which may be purchased on the exercise of warrants granted to directors of the Company.

 (2) Does not include (a) 36,500 shares of Common Stock held of record by Cynthia J. Cohn, who is a Vice President of the Company and one of Mr. Cohn's daughters, in her capacity as trustee of the Cynthia J. Cohn Revocable Trust and (b) 9,750 shares of Common Stock held of record by a trust established for the benefit of Clayton Schmidt, Mr. Cohn's grandchild, as to all of which Mr. Cohn disclaims any beneficial interest.

 (3) Includes 75,472 shares of Common Stock which may be exercised upon conversion of $800,000 of the Company's 9 1/8% Convertible Subordinated Notes due 2002.

 (4) Includes 21,666 shares of Common Stock which may be purchased on the exercise of stock options.

 (5) Includes 81,666 shares of Common Stock which may be purchased on the exercise of stock options.

 (6)  Includes 134 shares of Common Stock held through the Employee Savings
      Plan.

 (7) Includes 84,500 shares of Common Stock which may be purchased on the exercise of stock options.

 (8)  Includes 1,655 shares of Common Stock held through the Employee Savings
      Plan.

 (9) Does not include 132,000 shares of Common Stock which Mr. O'Hanlon, a former shareholder of MEF Corp., is entitled to receive in connection with the Company's acquisition of MEF Corp.

(10) Includes 94,666 shares of Common Stock which may be purchased on the exercise of stock options.

(11) Includes 32,499 shares of Common Stock which may be purchased on the exercise of stock options.

(12) According to Amendment No. 6 to a Schedule 13D dated October 1, 1997 (the "Schedule 13D") filed with the Securities and Exchange Commission Mr. Baron holds (i) 1,678,200 shares of Common Stock in his capacity as a controlling person of BAMCO, Inc., a registered investment adviser controlled by Mr. Baron which advises Baron Asset Fund; (ii) 518,700 shares of Common Stock in his capacity as a controlling person of Baron Capital Management, Inc., a registered investment adviser; (iii) 220,000 shares of Common Stock in his capacity as one of the general partners of Baron Capital Partners; and (iv) 50 shares of Common Stock personally. According to the Schedule 13D, Mr. Baron disclaims beneficial ownership of the shares of Common Stock described in subclauses (i), (ii) and (iii) of the preceding sentence.

(13) Held by Canadian Imperial Bank of Commerce Trust Company (Bahamas) Limited ("CIBC"), as trustee of trusts for the benefit of the grandchildren of A.N. Pritzker, deceased. Does not include 56,339 shares of Common Stock owned by a partnership comprised of trusts for the benefit of members of the Pritzker Family. CIBC is not the trustee of such trusts. As used herein, the term "Pritzker Family" refers to the lineal descendants of Nicholas J. Pritzker, deceased.

(14) Includes 716,981 shares of Common Stock held by CIBC, as trustee for certain trusts which may be exercised upon conversion of $7,600,000 of the Company's 9 1/8% Convertible Subordinated Notes due 2002.

(15) Includes shares which may be purchased on the exercise of stock options, in addition to those shares that may be purchased on the exercise of options and warrants set forth in footnotes (1), (4), (5), (7), (10) and
      (11).

VOTE REQUIRED; BOARD RECOMMENDATION

     The affirmative vote of a majority of the shares of Common Stock present and voting in person or by proxy at the Annual Meeting is required for the election of each nominee specified in this proposal. The Board of Directors unanimously recommends that you vote FOR the election of each nominee specified in this proposal. Proxies solicited by the Board of Directors will be voted for the nominees specified in this proposal unless authority to vote for one or more of such nominees is specifically withheld in the proxy.

                                   PROPOSAL 2

                PROPOSAL TO ADOPT THE DVI 1996 STOCK OPTION PLAN

GENERAL

     The stockholders are being asked to vote on a proposal to adopt the Company's 1996 Stock Option Plan (the "Stock Option Plan") which authorizes the grant of non-qualified stock options and incentive stock options to employees, consultants and directors. The Stock Option Plan was approved by the Board of Directors of DVI, subject to approval by the stockholders. The Stock Option Plan is effective as of August 29, 1996. Options consistent with the plan have been granted, subject to stockholder approval, on or subsequent to August 28, 1996.

     The terms and provisions of the Stock Option Plan are summarized below. This summary, however, does not purport to be a complete description of the Stock Option Plan and this description is qualified in its entirety by the terms of the Stock Option Plan. A copy of the Stock Option Plan is attached to this Proxy Statement as Annex A.

PURPOSE

     The purpose of the Stock Option Plan is to authorize the grant of (i) non-qualified stock options and (ii) incentive stock options (collectively, "Options") to eligible employees, consultants and directors of the Company or any subsidiary thereof. This granting of Options is intended to benefit the Company by attracting such employees, consultants, and directors to, and inducing them to remain with, the Company and its subsidiaries and by giving such eligible employees, consultants and directors equity-based incentives to increase their efforts to make the Company's business more successful whether directly or through its subsidiaries.

ADMINISTRATION

     The Stock Option Plan will be administered by the Compensation Committee. The Compensation Committee has exclusive authority to authorize the granting of Options. Any interpretation and construction of any provision of the Stock Option Plan made by the Compensation Committee shall be final, binding and conclusive on all persons having any interest thereunder.

SECURITIES SUBJECT TO THE STOCK OPTION PLAN

     The shares issued upon an exercise of an Option under the Stock Option Plan may be either authorized but unissued shares or Treasury shares of the Company or shares purchased on the open market or otherwise. The maximum aggregate number of shares which may be made the subject of Options granted under the Stock Option Plan may not exceed 1,500,000. No Optionee may receive Options for more than 1,000,000 shares of Common Stock over the life of the Stock Option Plan.

ELIGIBILITY

     The Compensation Committee will determine the eligibility of each employee, consultant and director of the Company or of a subsidiary thereof, based on, among other factors, the position and responsibilities of such employee, consultant or director, the nature and value to the Company of such employee's, consultant's or director's services, accomplishments and the employee's, consultant's or director's potential contribution to the success of the Company whether directly or through its subsidiaries.

OPTIONS

     The Options will have exercise prices not less than 100% of the fair market value (as defined in the Stock Option Plan) of the Common Stock at the date of grant. Unless otherwise provided by the particular Option, the exercise price may be paid by check or bank draft.

     The Optionee will be able to exercise Options from time to time as specified in the particular Option. The Compensation Committee shall determine the expiration date of the Options, which date shall be no later than ten years from the date of grant. Except in the circumstances described below and except as provided in any award agreement, the Option must be exercised during the period the Optionee is in the employ (or, in the case of consultants or directors, other service) of the Company. If an Optionee's employment (or other service) terminates, for any reason, within the first twelve months following the grant of an Option, such Option, to the extent then unexercised, shall cease to be exercisable and shall be forfeited immediately, unless the applicable award agreement provides otherwise. If an Optionee's service to the Company terminates by reason of disability, after the first twelve months following the grant, the Optionee may, unless otherwise provided in the applicable award agreement, exercise his Options on, or any time within the one-year period following, the date of such termination to the extent that the Optionee was entitled to exercise the Options at the date of the termination. If an Optionee dies while in the service of the Company after the first twelve months following the grant of the Option, unless otherwise provided in the applicable award agreement, such Option is exercisable by the Optionee's legal representative for the period of one-year next succeeding the date of his death, to the extent that the Optionee was entitled to exercise the Option on the date he terminated service. Unless otherwise provided in the applicable award agreement, if the Optionee should die after termination of service, such termination for a reason other than disability or retirement, but while the Option is still in effect, the Option (if and to the extent otherwise exercisable by the Optionee at the time of death) may be exercised until the earlier of (i) one year from the date of termination of service of the Optionee, or (ii) the date on which the term of the Option otherwise expires. If an Optionee's service to the Company terminates due to retirement after the twelfth month following the date on which the option was granted, unless otherwise provided in the applicable award agreement, the Optionee may exercise his Options on, or any time within the three-month period following, the date of such termination to the extent that the Optionee was entitled to exercise the Options at the date of the termination. Upon voluntary termination of the Optionee's employment by the Optionee or upon the termination of the Optionee's employment for cause, all Options held by the Optionee, to the extent then unexercised, shall automatically cease to be exercisable and shall be forfeited immediately, unless the applicable award agreement provides otherwise. If the Optionee's employment by the Company terminates, after the twelfth month following the date of the grant of the option, for any reason other than death, disability, retirement, for cause, or voluntary termination by the Optionee and unless the Optionee's award agreement provides otherwise, the Optionee may exercise his Options for a period of three months following the termination to the extent that the Optionee was entitled to exercise the Options at the date of the termination. Subject to the above conditions, the exercise price and duration of the Options will be set by the Compensation Committee. No Option shall be transferable other than by will or the laws of descent and distribution and (other than with respect to incentive stock options) as otherwise provided by the Compensation Committee.

SPECIAL LIMITATIONS FOR INCENTIVE STOCK OPTIONS

     The Stock Option Plan imposes certain limitations with respect to incentive stock options, including the following limitations:

          (i) The aggregate fair market value (determined at the time the incentive stock options are granted) of the shares of Common Stock or shares of stock of any Subsidiary of the Company with respect to which incentive stock options under the Stock Option Plan or any other plan are exercisable for the first time by any Optionee during any calendar year shall not exceed $100,000.

          (ii) If an incentive stock option is to be granted to an employee who immediately before such grant owned 10% or more of the total combined voting power of all classes of stock of the Company or any Subsidiary of the Company, the exercise price per share of Common Stock shall be not less than 110% of the fair market value at the time of the grant of the incentive stock option, and the incentive stock option shall expire not more than five years from the date of grant.

STOCKHOLDER RIGHTS

     Neither the Optionee nor any person entitled to exercise the Optionee's rights in the event of death shall have any rights of a stockholder with respect to the Shares subject to an Option, except to the extent that a certificate for such Shares shall have been issued upon the exercise of the Option as provided for herein.

AMENDMENT AND TERMINATION

     The Board may amend the Stock Option Plan as it shall deem advisable, except that (i) no amendment may adversely affect an Optionee with respect to Options previously granted unless such amendments are in compliance with applicable laws and (ii) no amendment shall be made by the Board without the approval of the stockholders of the Company, if such amendment would cause the Stock Option Plan to fail to comply with any requirement of applicable law or regulation if it were not so approved by the stockholders.

     No Option shall be granted under the Stock Option Plan after ten years from the effective date of the Plan.

STOCK OPTION PLAN BENEFITS

     From August 28, 1996 through the date of this Proxy Statement, the Company granted options (contingent upon stockholder approval of the Stock Option Plan at the Annual Meeting) to acquire 646,000 shares of Common Stock to a total of 132 persons under the Stock Option Plan. The following table sets forth the number of shares of Common Stock underlying such options and the dollar value such options would have had on November 6, 1997 (the difference between the closing price of the Common Stock on such date and the exercise price times the number of options vested on that date) for such options that were exercisable as of such date:

                                                                           STOCK OPTION PLAN
                                                                    -------------------------------
                               NAME                                 NO. OF OPTIONS     DOLLAR VALUE
------------------------------------------------------------------  --------------     ------------
Michael A. O'Hanlon...............................................      130,000          $ 41,300
Steven R. Garfinkel...............................................       65,000            20,650
Richard E. Miller.................................................       65,000            20,650
Anthony J. Turek..................................................       65,000            20,650
Alan J. Velotta...................................................       50,000            34,417
Director Group (excluding Mr. O'Hanlon)...........................       50,000                 0
Non-Executive Officer/Employee Group (excluding all other
  individuals listed above).......................................      221,000            84,659

FEDERAL TAX CONSEQUENCES

     INCENTIVE STOCK OPTIONS. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an Optionee or a deduction for the Company. To receive special tax treatment as an incentive stock option under the Internal Revenue Code of 1986, as amended (the "Code"), as to shares acquired upon exercise of an incentive stock option, an Optionee must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the transfer of the shares to the Optionee pursuant to exercise of the option. In addition, the Optionee must be an employee of the Company or a qualified Company subsidiary at all times between the date of grant and the date three months (one year in the case of death or disability) before exercise of the option. Special tax treatment as an incentive stock option under the Code generally allows the sale of Common Stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the Optionee, but the Company will not be entitled to a tax deduction. However, the exercise of an incentive stock option (if the holding period rules described in this paragraph are satisfied) will give rise to income includable by the Optionee in his or her alternative minimum taxable income for purposes of the alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the option price.

     If the holding period rules noted above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Such gain will be equal to the difference between the option price and the fair market value of the shares at the time of exercise. (Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise.) The Company will generally be entitled to a deduction equal to the amount of such gain included by an Optionee as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that exercise of the Option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

     NON-QUALIFIED STOCK OPTIONS. No income will be recognized by an Optionee at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an Optionee at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying Common Stock on the exercise date over the option price. The Company will generally be entitled to a deduction for Federal income tax purposes in the same amount as the amount included in ordinary income by the Optionee with respect to his or her non-qualified stock option.

     Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the option price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the Option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

     Additional special tax rules may apply to those Stock Option Plan participants who are subject to Section 16 of the Securities and Exchange Act of 1934, as amended.

     The foregoing tax discussion is a general description of certain expected Federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

VOTE REQUIRED; BOARD RECOMMENDATION

     The affirmative vote of a majority of the shares of Common Stock present and voting in person or by proxy at the Annual Meeting is required for the approval of the 1996 Stock Option Plan and the option grants that were made thereunder by the Board of Directors to employees and certain officers since August 28, 1996, subject to stockholder approval. The Board of Directors unanimously recommends that you vote FOR the approval of the 1996 Stock Option Plan and the option grants made thereunder on or subsequent to August 28, 1996. Proxies solicited by the Board of Directors will be voted for the approval of this proposal unless a vote against the proposal or an abstention is specifically indicated.

                                   PROPOSAL 3

                 PROPOSAL TO RATIFY APPOINTMENT OF ACCOUNTANTS

     The Company proposes to select Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending June 30, 1998. Deloitte & Touche LLP has been the independent accountants for the Company since May 1987. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

VOTE REQUIRED; BOARD RECOMMENDATION

     The affirmative vote of a majority of the outstanding shares of Common Stock present and voting in person or by proxy at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants. The Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche LLP as the Company's independent certified public accountants. Proxies solicited by the Board of Directors will be voted for the proposal unless a vote against the proposal or an abstention is specifically indicated.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1997 (the "Annual Report"), which accompanies this Proxy Statement, contains the consolidated financial statements of the Company. Such consolidated financial statements, including the notes thereto and management's discussion and analysis of financial condition and results of operations (collectively, the "Financial Statements"), are incorporated by reference herein and are considered a part of the proxy soliciting material. Except for the Financial Statements, the Annual Report is not incorporated in this Proxy Statement and is not considered a part of the proxy soliciting material.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     The Company has received no stockholder proposals to be voted on at this meeting. Appropriate stockholder proposals which are intended to be presented at the 1998 Annual Stockholders' Meeting must be received by the Company no later than June 30, 1998, in order to be included in the 1998 proxy materials.

                                 OTHER MATTERS

     All expenses in connection with the solicitation of proxies will be paid by the Company. The Company may pay brokers, nominees, fiduciaries or other custodians for their reasonable expenses in sending proxy materials to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit proxies in person or by telephone, facsimile, telex or telegraph.

     As of the date of this Proxy Statement, the management has no knowledge of any matters to be presented at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          MELVIN C. BREAUX
                                          Secretary

November 11, 1997

     STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE, A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K BY SENDING A WRITTEN REQUEST TO INVESTOR COMMUNICATIONS, DVI, INC., 500 HYDE PARK, DOYLESTOWN, PENNSYLVANIA 18901.

                                                                      APPENDIX A

                                   DVI, INC.

                             1996 STOCK OPTION PLAN

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
  1.  Definitions.......................................................................    1
  2.  Effective Date and Termination of Plan............................................    3
  3.  Administration of Plan............................................................    3
  4.  Eligibility and Grant of Options; Administrator Authority.........................    4
  5.  Number of Shares Subject to Options...............................................    5
  6.  Option Price......................................................................    6
  7.  Period of Option and Vesting......................................................    6
  8.  Exercisability Upon and After Termination of Optionee.............................    8
  9.  Exercise of Options...............................................................   11
 10.  Payment...........................................................................   12
 11.  Tax Withholding...................................................................   12
 12.  Exercise by Successors and Payment in Full........................................   13
 13.  Nontransferability of Option......................................................   13
 14.  Right of Repurchase...............................................................   14
 15.  Regulations and Approvals.........................................................   14
 16.  Interpretation and Amendments; Other Rules........................................   15
 17.  Changes in Capital Structure......................................................   17
 18.  Notices...........................................................................   20
 19.  Rights as Stockholder.............................................................   20
  20  Rights to Employment..............................................................   20
 21.  Exculpation and Indemnification...................................................   21
 22.  Captions..........................................................................   21
 23.  Governing Law.....................................................................   21

                                      A-(i)

                                   DVI, INC.

                             1996 STOCK OPTION PLAN

     DVI, Inc., a Delaware corporation, wishes to attract key employees, consultants and directors to the Company and its Subsidiaries, to induce key employees, consultants and directors to remain with the Company and its Subsidiaries, and to encourage them to increase their efforts to make the Company's business more successful whether directly or through its Subsidiaries. In furtherance thereof, the DVI, Inc. 1996 Stock Option Plan is designed to provide equity-based incentives to key employees, consultants and directors of the Company and its Subsidiaries.

1.  DEFINITIONS.

     Whenever used herein, the following terms shall have the meanings set forth below:

     "Administrator" means the Board, or, if the Board so determines, the Committee.

     "Award Agreement" means a written agreement in a form approved by the Administrator to be entered into by the Company and the Optionee of an Option, as provided in Section 4.

     "Board" means the Board of Directors of the Company.

     "Cause" means, unless otherwise provided in the applicable Award Agreement, with respect to the termination of an employee's employment or a consultant's or director's service, termination by reason of commission of a felony, fraud, willful misconduct, or habitual neglect of the Optionee's duties, which has resulted, or is likely to result, in substantial and material damage to the Company or a parent or a Subsidiary, all as the Administrator, in its sole discretion, may determine.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means the Committee appointed by the Board under Section 3, if any.

     "Common Stock" means the Company's Common Stock, par value $.005, either currently existing or authorized hereafter.

     "Company" means DVI, Inc., a Delaware corporation.

     "Constituent Corporation" means a corporation which has been merged into or consolidated with the Company or one or more Subsidiaries, or whose assets or stock has been acquired by or liquidated into the Company, or by or into any one or more Subsidiaries, or any parent or any subsidiary of any such corporation.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing sales price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Administrator; (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Administrator; or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Administrator in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Administrator may make discretionary determinations where the Shares have not been traded for 10 trading days.

     "Incentive Stock Option" means an "incentive stock option" within the meaning of Section 422(b) of the Code.

     "Non-Qualified Stock Option" means an Option which is not an Incentive Stock Option.

     "Option" means the right to purchase, at a price and for the term fixed by the Administrator in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Administrator.

     "Optionee" means an employee, consultant or director of the Company to whom an Option is granted, or the Successors of the Optionee, as the context so requires.

     "Option Price" means the exercise price per Share.

     "Plan" means this DVI, Inc. 1996 Stock Option Plan, as set forth herein and as the same may from time to time be amended.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shares" means shares of Common Stock of the Company.

     "Subsidiary" means any corporation (other than the Company) that is a "subsidiary corporation" with respect to the Company under Section 424(f) of the Code. In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Administrator, also be applicable to any Company that is a "parent corporation" with respect to the Company under Section 424(e) of the Code.

     "Successor of the Optionee" means the legal representative of the estate of a deceased Optionee or the person or persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee.

2.  EFFECTIVE DATE AND TERMINATION OF PLAN.

     The effective date of the Plan is August 29, 1996. The Plan shall terminate on, and no Option shall be granted hereunder on or after, August 29, 2006.

3.  ADMINISTRATION OF PLAN.

     The Plan shall be administered by the Administrator. If the Administrator is the Committee, then the Committee shall consist of at least two individuals each of whom shall be a "nonemployee director" as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission ("Rule 16b-3") under the Exchange Act and shall, at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Options), qualify as "outside directors" for purposes of Section 162(m) of the Code. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member.

4.  ELIGIBILITY AND GRANT OF OPTIONS; ADMINISTRATOR AUTHORITY.

     Subject to the provisions of the Plan, the Administrator shall, in its discretion as reflected by the terms of the Award Agreements: (i) authorize the granting of Options to key employees, consultants and directors of the Company and its Subsidiaries; (ii) determine and designate from time to time those key employees, consultants and directors of the Company and its Subsidiaries to whom Options are to be granted and the number of Shares to be optioned to each employee, consultant or director; (iii) determine whether to grant Incentive Stock Options, or Non-Qualified Stock Options, or both (to the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option); (iv) determine the number of Shares subject to each Option; (v) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period; and (vi) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate. In determining the eligibility of an employee, consultant or director to receive an Option, as well as in determining the number of Shares to be optioned to any employee, consultant or director, the

Administrator may consider the position and responsibilities of such employee, consultant or director, the nature and value to the Company of the employee's, consultant's or director's services and accomplishments whether directly or through its Subsidiaries, the employee's, consultant's or director's present and potential contribution to the success of the Company whether directly or through its Subsidiaries and such other factors as the Administrator may deem relevant. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Administrator. The Optionee shall take whatever additional actions and execute whatever additional documents the Administrator may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of the Plan and the Award Agreement. The Administrator shall cause each Option to be designated as an Incentive Stock Option or a Non-Qualified Stock Option.

5.  NUMBER OF SHARES SUBJECT TO OPTIONS.

     Subject to adjustments pursuant to Section 17, Options with respect to an aggregate of no more than 1,500,000 Shares may be granted under the Plan. In no event may any Optionee receive Options for more than 1,000,000 Shares of Common Stock over the life of the Plan. Notwithstanding the foregoing provisions of this Section 5, Shares as to which an Option is granted under the Plan that remains unexercised at the expiration, forfeiture or other termination of such Option may be the subject of the grant of further Options. Shares of Common Stock issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares or any Shares purchased in the open market or otherwise. The certificates for Shares issued hereunder may include any legend which the Administrator deems appropriate to reflect any repurchase rights of the Company, restrictions on transfer hereunder or under the Award Agreement, or as the Administrator may otherwise deem appropriate.

     The aggregate Fair Market Value, determined as of the date an Option is granted, of the Common Stock for which any Optionee may be awarded Incentive Stock Options which are first exercisable by the Optionee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000.

6.  OPTION PRICE.

     The Option Price shall not be less than 100% (or 110%, in the case of an Incentive Stock Option granted to an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners)) of the Fair Market Value of a Share on the day the Option is granted.

7.  PERIOD OF OPTION AND VESTING.

     (a) Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the 10th anniversary of the date of grant or shall have such other term as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners) who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

     (b) Each Option, to the extent that there has been no termination of the Optionee's employment (or, in the case of consultants and directors, other service) and the Option has not otherwise lapsed, expired, terminated or been forfeited, shall first become exercisable according to the terms and conditions set forth in the Award Agreement, as determined by the Administrator at the time of grant; provided that no Option shall be exercisable at the rate of less than 20% per year over a five-year period. Unless otherwise provided in the Award Agreement or herein, no Option (or portion thereof) shall ever be exercisable if the Optionee's employment (or other service, if applicable) with the Company and its Subsidiaries has terminated before the time at which such Option would otherwise have become exercisable, and any Option that would otherwise become exercisable after such termination shall not become exercisable and shall be forfeited upon such termination. Notwithstanding the foregoing provisions of this Section 7(b), Options exercisable pursuant to the schedule set forth by the Administrator at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the discretion of the Administrator. Upon and after the death of an Optionee, such Optionee's Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee's death, may be exercised by the Successors of the Optionee.

8.  EXERCISABILITY UPON AND AFTER TERMINATION OF OPTIONEE.

     (a) Unless otherwise provided in the Award Agreement, if the Optionee's employment (or other service, as applicable) with the Company and its Subsidiaries is terminated within twelve months after the date of grant, the Optionee's Options, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith.

     (b) Unless otherwise provided in the Award Agreement, other than by reason of voluntary separation, Cause, death, retirement or disability, no exercise of an Option may occur after the expiration of the three-month period to follow the termination, or if earlier, the expiration of the term of the Option as provided under Section 7; provided that, if the Optionee should die after termination of employment (or other service, if applicable) such termination being for a reason other than disability or retirement, but while the Option is still in effect, the Option (if and to the extent otherwise exercisable by the Optionee at the time of death) may be exercised until the earlier of (i) one year from the date of termination of employment (or other service, if applicable) of the Optionee, or (ii) the date on which the term of the Option expires in accordance with
Section 7.

     (c) Unless otherwise provided in the Award Agreement, if the Optionee's employment (or other service) with the Company and its Subsidiaries terminates due to the death or disability of the Optionee, no exercise of an Option may occur after the expiration of the one-year period to follow such termination or, if earlier, the expiration of the term of the Option in accordance with Section 7.

     (d) Unless otherwise provided in the Award Agreement, if the Optionee's employment (or other service, as applicable) with the Company and its Subsidiaries terminates due to the retirement of the Optionee, no exercise of an Option may occur after the expiration of the three-month period to follow such termination or, if earlier, the expiration of the term of the Option in accordance with Section 7.

     (e) Notwithstanding any other provision hereof, unless otherwise provided in the Award Agreement, if (i) the Optionee's employment (or other service, as applicable) is terminated by the Company and its Subsidiaries for Cause or (ii) the Optionee voluntarily terminates employment (or other service, as applicable) with the Company and its Subsidiaries (other than on account of death, retirement or disability) the Optionee's Options, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith.

     (f) If the Optionee commences or continues service as a consultant or director of the Company upon termination of employment, such continued service shall, if the Administrator in its discretion so consents, be treated as continued employment hereunder.

     (g) Except as may otherwise be expressly set forth in this Section 8, and except as may otherwise be expressly provided under the Award Agreement, no provision of this Section 8 is intended to or shall permit the exercise of the Option to the extent the Option was not exercisable upon cessation of employment (or other service, as applicable).

     (h) Notwithstanding any other provision hereof, whether a termination of employment (or other service, if applicable) is considered to be a retirement or disability and whether an authorized leave of absence on military or government service shall constitute a termination of employment (or other service, if applicable) for the purposes of the Plan shall be determined by the Administrator, which determination, unless overruled by the Board, shall be final and conclusive. An Optionee's employment (or other service, as applicable) with a Constituent Corporation shall be deemed to be employment (or other service, as applicable) with the Company. An Optionee's employment (or other service, as applicable) by the Company shall be deemed to continue during such periods as he or she is employed (or otherwise serves) by the a corporation which is a Subsidiary both (i) at the time the Optionee's Option is granted and
(ii) throughout the period of the

Optionee's employment (or other service, as applicable) by such Subsidiary. If the Optionee shall be transferred from the Company to a Subsidiary or from a Subsidiary to the Company or from a Subsidiary to another Subsidiary, his or her employment (or other service, as applicable) shall not be deemed to be terminated by reason of such transfer. An Option shall terminate immediately if while the Optionee is employed (or othwerwise services) by a Subsidiary, such Subsidiary shall cease to be a Subsidiary and the Optionee is not thereupon transferred to and employed by the Company or another Subsidiary.

9.  EXERCISE OF OPTIONS.

     (a) Subject to vesting and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate Option Price made, by an Optionee only by written notice (in the form prescribed by the Administrator) to the Company specifying the number of Shares to be purchased.

     (b) Without limiting the scope of the Administrator's discretion hereunder, the Administrator may impose such other restrictions on the exercise of Incentive Stock Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

     (c) If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Optionee prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Optionee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company thereupon has a tax-withholding obligation, shall pay to the Company an amount equal to any withholding tax the Company is required to pay as a result of the disqualifying disposition.

10.  PAYMENT.

     (a) The aggregate Option Price shall be paid in full upon the exercise of the Option. Except to the extent otherwise provided by the Administrator, payment must be made by check or bank draft.

     (b) Except in the case of Options exercised by check or bank draft, the Administrator may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option. Any fractional Shares resulting from an Optionee's election that are accepted by the Company shall in the discretion of the Administrator be paid in cash.

11.  TAX WITHHOLDING.

     The Administrator may, in its discretion, require the Optionee to pay to the Company at the time of exercise of any Option the amount that the Administrator deems necessary to satisfy the Company's obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise. Upon exercise of the Option, the Optionee may, if approved by the Administrator in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for such withholding taxes. In the event that the Optionee makes, and the Administrator permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Administrator may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate. Notwithstanding anything contained in the Plan to the contrary, the Optionee's satisfaction of any tax-withholding requirements imposed by the Administrator shall be a condition precedent to the Company's obligation as may otherwise be provided hereunder to provide Shares to the Optionee, and the failure of the Optionee to satisfy such requirements with respect to the exercise of an Option shall cause such Option to be forfeited.

12.  EXERCISE BY SUCCESSORS AND PAYMENT IN FULL.

     An Option may be exercised, and payment in full of the aggregate Option Price made, by the Successors of the Optionee only by written notice (in the form prescribed by the Administrator) to the Company specifying the number of Shares to be purchased. Such notice shall state that the aggregate Option Price will be paid in full, or that the Option will be exercised as otherwise provided hereunder, in the discretion of the Company or the Administrator, if and as applicable.

13.  NONTRANSFERABILITY OF OPTION.

     Each Option granted under the Plan shall by its terms be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of his death; provided, however, that the Administrator may (but need not) permit other transfers, where the Administrator concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Section 422(b) of the Code and (iii) is otherwise appropriate and desirable.

14.  RIGHT OF REPURCHASE.

     At the time of grant, the Administrator may provide in connection with any grant made under the Plan that Shares received in connection with Options shall be subject to a right of repurchase, pursuant to which the Company shall be entitled to purchase such Shares at no less than the greater of the Option Price paid by the Optionee for such Shares or the Fair Market Value of such Shares on the date of such repurchase.

15. REGULATIONS AND APPROVALS.

     (a) The obligation of the Company to sell Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator.

     (b) The Administrator may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to stock options.

     (c) Each Option is subject to the requirement that, if at any time the Administrator determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Administrator.

     (d) In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Administrator may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such individual are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

16.  INTERPRETATION AND AMENDMENTS; OTHER RULES.

     The Administrator may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Administrator may (i) determine
(A) the conditions under which an Optionee will be considered to have retired or become disabled and (B) whether any Optionee has done so; (ii) establish or assist in the establishment of a program (which need not be administered in a nondiscriminatory or uniform manner) under which the Company or a third party may make bona-fide loans on arm's-length terms to any or all Optionees to assist such Optionees with the satisfaction of any or all of the obligations that such Optionees may have hereunder or under which third-party sales may be made for such purpose (including, without limitation, a loan program under which the Company or a third party would advance the aggregate Option Price to the Optionee and be repaid with Option stock or the proceeds thereof and a sale program under which funds to pay for Option stock are delivered by a third party upon the third party's receipt from the Company of stock certificates); (iii) determine the extent, if any, to which Options or Shares shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (iv) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law; and (v) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. The Administrator may in the Award Agreement provide that the Optionee shall notify the Company of the failure to meet any holding period requirement under the Code applicable to Shares received upon the exercise of an Incentive Stock Option. Unless otherwise expressly provided hereunder, the Administrator, with respect to any Option, may exercise its discretion hereunder at the time of the award or thereafter. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Administrator shall be final and binding upon all persons. The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect an Optionee with respect to Options previously granted unless such amendments are in connection with compliance with applicable laws; provided that the Board may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained. Without limiting the generality of the foregoing, the Administrator may (subject to such considerations as may arise under Section 16 of the Exchange Act, or under other corporate, securities or tax laws) take any steps it deems appropriate, that are not inconsistent with the purposes and intent of the Plan, to take into account the provisions of
Section 162(m) of the Code.

17.  CHANGES IN CAPITAL STRUCTURE.

     If (i) the Company or its Subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its Subsidiaries, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Administrator necessitates action by way of adjusting the terms of the outstanding Options, then the Administrator shall forthwith take any such action as in its judgment shall be necessary to preserve to the Optionees rights substantially proportionate to the rights existing prior to such event, and to maintain the continuing availability of Shares under Section 5 (if Shares are otherwise then available) in a manner consistent with the intent hereof, including, without limitation, adjustments in (x) the number and kind of shares subject to Options, (y) the Option Price, and (z) the number and kind of shares available under Section 5; provided that no such action taken by the Administrator shall cause Options intended to qualify as Incentive Stock Options to fail to qualify as Incentive Stock Options. To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to outstanding Options, the number of Shares (or units) available under Section 5 above shall be increased or decreased, as the case may be, proportionately, as may be provided by Administrator in its discretion.

     If the Company sells all, or substantially all, of its assets, or the Company merges or consolidates with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in such transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power of the outstanding stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stockholders of the Company before the transaction, then any outstanding Options shall become fully vested and exercisable thirty (30) days prior to such merger, consolidation or sale of assets (but shall terminate thereafter), unless provisions are made in connection with such transaction for the continuance of the Plan or the assumption or the substitution for outstanding Options of new options covering the stock of the successor employer corporation, or a parent or subsidiary thereof, with such equitable and appropriate adjustments as to price, number and kind of shares as is just and reasonable under the circumstances. Upon the dissolution or liquidation of the Company, all outstanding Options shall terminate; provided, however, that the persons then entitled to exercise an unexercised portion of an Option shall have the right, at such time immediately prior to such dissolution or liquidation as the Company shall designate, to exercise the Option to the full extent not theretofore exercised.

     Anything in the Plan to the contrary notwithstanding, the Board may, without further approval of the stockholders of the Company, substitute new options for prior options of a Constituent Corporation or assume the prior options of a Constituent Corporation.

     The judgment of the Administrator with respect to any matter referred to in this Section 17 shall be conclusive and binding upon each Optionee without the need for any amendment to the Plan.

18.  NOTICES.

     All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Optionee, shall be delivered personally or mailed to the Optionee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 18.

19.  RIGHTS AS STOCKHOLDER.

     Neither the Optionee nor any person entitled to exercise the Optionee's rights in the event of death shall have any rights of a stockholder with respect to the Shares subject to an Option, except to the extent that a certificate for such Shares shall have been issued upon the exercise of the Option as provided for herein.

20.  RIGHTS TO EMPLOYMENT.

     Nothing in the Plan or in any Option granted pursuant to the Plan shall confer on any individual any right to continue in the employ (or other service, as applicable) of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate the individual's employment (or other service, as applicable) at any time.

21.  EXCULPATION AND INDEMNIFICATION.

     To the maximum extent permitted by law, the Company shall indemnify and hold harmless the members of the Board and the members of the Administrator from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person's duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

22.  CAPTIONS.

     The use of captions in this Plan is for convenience. The captions are not intended to and do not provide substantive rights.

23.  GOVERNING LAW.

     THE PLAN SHALL BE GOVERNED BY THE LAWS OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

                                                                           PROXY
                                    DVI, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 4, 1997

         The undersigned hereby constitutes and appoints Michael A. O'Hanlon and Melvin C. Breaux, or either of them, attorneys and proxies of the undersigned with full power of substitution to vote all shares of Common Stock of DVI, Inc. (the "Company") owned or held by the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Sutton Place Hotel, Chicago, Illinois, on Thursday, December 4, 1997, at 3:00 p.m. and at any adjournment thereof.

         The Board of Directors recommends a vote "FOR ALL NOMINEES" in Item 1 and "FOR" Item 2 and Item 3.

         ITEM 1. Election of Directors.

/  /  For all nominees listed below (except as marked to the contrary below)

/  /  WITHHOLD AUTHORITY to vote for all nominees

         INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

         G. Cohn, J. McHugh, M. O'Hanlon, N. Shapiro, W. Goldberg, H. Roberts


         ITEM 2. To approve the DVI 1996 Stock Option Plan and the option grants made to employees and directors pursuant to the 1996 Stock Option Plan since August 28, 1996.

/  /  For                           /  /  Against
/  /  Abstain


         ITEM 3. To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending June 30, 1998.

/  /  For                           /  /  Against
/  /  Abstain


         ITEM 4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
       PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

         THE PROXY HOLDERS ARE DIRECTED TO VOTE AS SET FORTH ABOVE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED AND DATED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEM 2 AND ITEM 3 AND IN ACCORDANCE WITH THE JUDGMENT OF SUCH PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF ANY OF THE NOMINEES FOR DIRECTOR IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY HOLDERS WILL VOTE FOR SUCH OTHER PERSON OR PERSONS AS THE BOARD OF DIRECTORS MAY RECOMMEND.

         The undersigned hereby acknowledges receipt of the Company's Annual Report to Stockholders and of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting.


         Dated: ____________________________________________, 1997
         Signature(s):

         Please mark, date and sign as your name appears above and return in the enclosed envelope. When signing as an agent, attorney, or fiduciary, or for a corporation or partnership, indicate the capacity in which you are signing. Shares registered in joint names should be signed by each joint tenant or trustee.